Exhibit 3.1

IMPAC MORTGAGE HOLDINGS, INC.

ARTICLES OF AMENDMENT

Impac Mortgage Holdings, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Articles Supplementary (the “Articles Supplementary”) of the Corporation establishing the Corporation’s 9.375% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) were filed with and accepted for record by the SDAT on May 26, 2004 and formed a part of the charter of the Corporation (the “Charter”). The Articles Supplementary are hereby amended to add the following new Section 8, Section 9, Section 10 and Section 11 to follow Section 7:

(8)           DEFINED TERMS. As used in this Section 8 and in Section 9, Section 10 and Section 11, the following terms shall have the following meanings:

(a)           “Amendment Effective Date” means the date the Articles of Amendment setting forth this Section 8 and in Section 9, Section 10 and Section 11 are accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”).

(b)           “Exchange Offer” means the Exchange Offer as defined in the Exchange Offer Registration Statement.

(c)           “Exchange Offer Registration Statement” means the Registration Statement on Form S-4, Commission File No. 333-266167, filed by the Corporation with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, and all amendments thereto, and the related form of prospectus included therein.

(d)           “Series C Special Redemption” means the Corporation’s right and obligation to redeem outstanding shares of the Corporation’s 9.125% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) pursuant to the “Series C Special Redemption” set forth in Articles of Amendment filed with, and accepted for record by, the SDAT on or about the Amendment Effective Date and described in the Exchange Offer Registration Statement.

(e)           “New Preferred Stock” means the Corporation’s Series D Cumulative Redeemable Preferred Stock, having the terms set forth in the form of Articles Supplementary attached as Annex A-3 to the Exchange Offer Registration Statement.

(9)           EXCHANGE OFFER REDEMPTIONS. Subject to the terms and conditions of the Exchange Offer as described in the Exchange Offer Registration Statement, the Corporation shall have the right and obligation to redeem outstanding shares of Series B Preferred Stock, and the right and obligation to redeem outstanding shares of Series C Preferred Stock pursuant to the Exchange Offer (the “Exchange Offer Redemptions”). The Corporation’s power to effect the Exchange Offer Redemptions shall be without regard to or compliance with any other provision set forth in the Articles Supplementary classifying the Series B Preferred Stock (the “Original Articles”), including, without limitation, Section 3 [Dividends] and Section 5 [Redemption] thereof. In furtherance of, and without limitation to, the foregoing sentence, in connection with the Exchange Offer Redemptions, the Corporation shall have no obligation to pay or make allowance for, and will make no payment or allowance for, accrued and unpaid dividends on any share of Series B Preferred Stock outstanding (whether or not any such dividends have accumulated and whether or not such dividends accrued before or after the Amendment Effective Date). The redemption of shares of Series B Preferred Stock pursuant to the Exchange Offer Redemptions shall not prejudice any person’s rights to receive the amount contemplated by Order Number 5 in the Judgment Order by the Circuit Court for Baltimore City, dated July 16, 2018, as modified in the Judgement Order by the Circuit Court for Baltimore City, dated July 24, 2018, in the matter Curtis J. Timm, et al v Impac Mortgage Holdings, Inc., et al. (the “Judgment Order Number 5”) or any amounts contemplated by Order to Segregate Funds and/or Stock by the Circuit Court for Baltimore City, dated August 25, 2022, in the matter Curtis J. Timm, et al v Impac Mortgage Holdings, Inc., et al. (the “Common Fund Order”).

(10)         SERIES B SPECIAL REDEMPTION.

(a)           Right and Obligation of Series B Special Redemption. The Corporation shall have the right and obligation to redeem all outstanding shares of Series B Preferred Stock pursuant to the special redemption set forth in this Section 10 (the “Series B Special Redemption”) and the power to effect the Series C Special Redemption. The Corporation’s right and obligation to effect the Series B Special Redemption and the Corporation’s power to effect the Series C Special Redemption shall be without regard to or compliance with any other provision set forth in the Articles Supplementary classifying the Series B Preferred Stock, including, without limitation, Section 3 [Dividends] and Section 5 [Redemption] thereof. In furtherance of, and without limitation to, the foregoing sentence, in connection with the Series B Special Redemption and the Series C Special Redemption, the Corporation shall have no obligation to pay or make allowance for, and will make no payment or allowance for, accrued and unpaid dividends on any share of Series B Preferred Stock outstanding (whether or not any such dividends have accumulated and whether or not such dividends accrued before or after the Amendment Effective Date).

(b)           Special Redemption Price. The Corporation shall have the right to redeem the outstanding shares of Series B Preferred Stock, in whole but not in part, on such date as may be fixed by the Corporation on or prior to the date that is two years from the Amendment Effective Date for the following per share redemption price (the “Special Redemption Price”): (i) either (A) $3.00 or (B) 30 shares of New Preferred Stock, whichever is paid to a holder of a share of Series B Preferred Stock in connection with the closing of the Exchange Offer, and (ii) 13.33 shares of the Corporation’s Common Stock, $0.01 par value per share. If the Corporation has not provided written notice of its election to effect the Series B Special Redemption by the date that is 65 days from the Amendment Effective Date, then, upon the written request of the holder of any outstanding share of Series B Preferred Stock on or prior to the date that is two years from the Amendment Effective Date (the “Stockholder Put Notice”), the Corporation shall effect the Series B Special Redemption for all, but not less than all, of the outstanding shares of Series B Preferred Stock at the Special Redemption Price on such date as may be fixed by the Corporation within 90 days of receipt by the Corporation of the Stockholder Put Notice (the “Put Closing Date”) in accordance with this Section 10.

(c)           No Dividends Paid with Respect to Series B Special Redemption. Except as expressly provided for in the last sentence of this Section 10(c), in connection with the Series B Special Redemption, the Corporation shall only be obligated to pay with respect to each share of Series B Preferred Stock the Special Redemption Price, and the Corporation shall have no obligation to pay or make allowance for, and will make no payment or allowance for, accrued and unpaid dividends on any share of Series B Preferred Stock outstanding (whether or not any such dividends have accumulated and whether or not such dividends accrued before or after the Amendment Effective Date). The redemption of shares of Series B Preferred Stock shall not prejudice any person’s rights to receive the amount contemplated by the Judgment Order Number 5 or the Common Fund Order.

(d)           Effect on Series B Preferred Stock. If notice of the Series B Special Redemption has been given as contemplated below and if the funds and other Special Redemption Price consideration necessary for the Series B Special Redemption have been set aside by the Corporation for the benefit of the holders of shares of Series B Preferred Stock, then, from and after the date of the Series B Special Redemption, the shares of Series B Preferred Stock shall no longer be deemed outstanding, dividends will cease to accrue on shares of Series B Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive for each share of Series B Preferred Stock the Special Redemption Price. Holders of Series B Preferred Stock shall surrender such shares of Series B Preferred Stock at the place and in accordance with the procedures specified in such notice and, upon such surrender, each such share of Series B Preferred Stock shall be redeemed by the Corporation at the Special Redemption Price.

(e)           Procedures for Series B Special Redemption.

(i)             If the Corporation elects to effect the Series B Special Redemption or is required to effect the Series B Special Redemption pursuant to this Section 10, the Corporation shall send notice of the Series B Special Redemption substantially in accordance with the applicable procedures of The Depository Trust Company, including notice periods or required information as shall be determined by the Corporation in accordance with the applicable procedures of The Depository Trust Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the Series B Special Redemption except as to the holder to whom notice was defective or not given and is not later corrected or given.

(ii)            If the Corporation elects to effect the Series B Special Redemption or is required to effect the Series B Special Redemption pursuant to this Section 10, the Corporation shall deposit the required funds and any other Special Redemption Price consideration with a bank or trust company for the purpose of redeeming Series B Preferred Stock, which deposit shall be irrevocable except that:

(A)           the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B)           any balance of funds and any other Special Redemption Price consideration so deposited by the Corporation and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of two years from the applicable redemption date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds and any other Special Redemption Price consideration so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(iii)           The Corporation may delay the closing of any Series B Special Redemption if the Corporation would be prohibited from paying the Special Redemption Price under Section 2-311 of the Maryland General Corporation Law, or any successor statute, until such time determined in good faith by the Board of Directors that the Corporation would be permitted to pay the Special Redemption Price.

(11)         ISSUANCE OF NEW PREFERRED STOCK. Notwithstanding anything herein to the contrary, including Section 6 [Voting Rights] of the Original Articles, no holder of Series B Preferred Stock shall be entitled to vote on, or consent to, the authorization, classification, reclassification, creation or issuance of New Preferred Stock.

SECOND: The amendment to the Charter as set forth above has been advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

THIRD: The undersigned acknowledges this Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and attested to by its Secretary on this 21st day of October, 2022.

ATTEST:	IMPAC MORTGAGE HOLDINGS, INC.

/s/ Justin Moisio	By:	/s/ Joe Joffrion
Name: Justin Moisio	Name: Joe Joffrion
Title: Secretary	Title: Senior Vice President